Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067
Investor Relations
Strategic Public Relations	T	(310) 279 5980
	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

—Third Quarter Net Sales Rise 4.1 percent to $788.0 million;

Third Quarter Diluted Earnings per Share Increase 17.5 percent to $0.99 per share—

Corona, CA — November 3, 2016 — Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and nine-months ended September 30, 2016.

Third Quarter Results

Net sales for the 2016 third quarter increased 4.1 percent to $788.0 million from $756.6 million in the same period last year. Gross sales for the 2016 third quarter increased 5.9 percent to $913.3 million, from $862.4 million in the same period last year.  The comparative gross and net sales of $862.4 million and $756.6 million, respectively, for the 2015 third quarter were impacted by advance purchases made by the Company’s customers due to a pre-announced price increase, effective August 31, 2015, (“Advance Purchases”), on certain of the Company’s Monster Energy® brand energy drinks.  The Company estimates that gross and net sales for the 2015 third quarter increased by approximately $12.0 million and $11.0 million, respectively, as a result of such Advance Purchases. Gross and net sales for the 2016 third quarter, after adjusting the 2015 third quarter comparatives for Advance Purchases, increased by 7.4 percent and 5.7 percent, respectively. Unfavorable currency exchange rates reduced gross sales by approximately $4.8 million and net sales by approximately $2.6 million in the 2016 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks as well as MutantTM Super Soda, increased 3.4 percent to $710.1 million for the 2016 third quarter, from $686.7 million for the same period last year.  Net sales for the Company’s Strategic Brands segment, which include the various energy drink brands acquired from The Coca-Cola Company, increased 3.2 percent to $72.1 million for the 2016 third quarter, from $69.9 million in the comparable 2015 quarter.  Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties, were $5.7 million for the 2016 third quarter. There were no net sales for the Other segment for the 2015 third quarter.

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Net sales to customers outside the United States rose to $190.8 million in the 2016 third quarter, from $170.6 million in the corresponding quarter in 2015.

Gross profit, as a percentage of net sales, for the 2016 third quarter, increased to 63.8 percent from 61.5 percent for the comparable 2015 third quarter.

Operating expenses for the 2016 third quarter were $212.6 million, compared with $174.0 million in the third quarter last year.

Distribution costs as a percentage of net sales were 3.1 percent for the 2016 third quarter, compared with 3.5 percent in the third quarter last year.

Selling expenses as a percentage of net sales for the 2016 third quarter were 12.1 percent, compared with 10.7 percent in the third quarter last year.

General and administrative expenses for the 2016 third quarter were $92.5 million, or 11.7 percent of net sales, compared with $67.0 million, or 8.8 percent of net sales, for the comparable 2015 third quarter. Stock-based compensation (a non-cash item) was $12.1 million for the third quarter of 2016, compared with $8.9 million in the third quarter last year.

Operating income for the 2016 third quarter was $290.4 million, compared with $291.4 million in the third quarter of last year.

The effective tax rate for the 2016 third quarter was 33.8 percent, compared with 39.4 percent in the same period last year. The decrease in the effective tax rate was due in part to a one-time tax benefit related to a prior period domestic production deduction.

Net income for the 2016 third quarter was $191.6 million, compared with $174.6 million in the same period last year.  Net income per diluted share for the 2016 third quarter was $0.99, compared with $0.84 in the third quarter of 2015.

Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “We are pleased to report continued progress on the implementation of our strategic alignment with Coca-Cola bottlers internationally. We transitioned to Coca-Cola bottlers in Chile, Colombia, Mexico, South Africa and certain other countries in Africa during the quarter.  We commenced the launch of Monster Energy® drinks in China beginning with Beijing in September and Shanghai and Hunan Province in October.  Further launches are planned in the fourth quarter and throughout 2017 in China.  We also launched Monster Energy® drinks in Turkey in October.  We commenced the transition to Coca-Cola bottlers in Brazil earlier this week and in the fourth quarter we will be transitioning to Coca-Cola bottlers in certain Central Asian, Latin American, Middle Eastern and African countries, with further launches to follow in 2017.  In the United States, we are continuing to see improvements in our quality of distribution. We launched MutantTM, our new Super Soda, in certain convenience store chains in late September 2016 with encouraging early results.

“The continued strength of the U.S. dollar as well as distributor transitions impacted our results,” Sacks added.

2016 Nine Months

Gross sales for the nine-months ended September 30, 2016 increased 11.6 percent to $2.6 billion, from $2.4 billion for the comparable period a year earlier.  Net sales for the first nine months of 2016 rose to $2.3 billion, from $2.1 billion for the same period in 2015. The comparative gross and net sales of $2.4 billion and $2.1 billion, respectively, for the nine-months ended September 30, 2015 were impacted by Advance Purchases. The Company estimates that gross sales and net sales for the nine-months ended September 30, 2015 were increased by approximately $12.0 million and $11.0 million, respectively, as a result of Advance Purchases. Gross and net sales for the nine-months ended September 30, 2016, after adjusting the nine-months ended September 30, 2015 comparatives for Advance Purchases, increased by 12.2 percent and 11.1 percent, respectively.

Gross profit as a percentage of net sales was 62.9 percent for the first nine months of 2016, compared with 59.2 percent for the comparable period in 2015.

Operating expenses for the nine-months ended September 30, 2016 were $610.3 million, compared with $725.2 million in the same period last year.

Operating income for the first nine months of 2016 was $833.6 million, compared with $665.2 million for the comparable period in 2015.

The effective tax rate for the first nine months of 2016 was 35.2 percent, compared with 38.4 percent in the same period last year. The decrease in the effective tax rate was due in part to a one-time benefit related to a prior period domestic production deduction.

Net income for the first nine months of 2016 was $539.7 million, compared with $408.0 million in the same period last year.  Net income per diluted share for the first nine months of 2016 was $2.67, based on 202.1 million shares outstanding, versus $2.17 based on 188.1 million shares outstanding in the same period last year.

Factors Impacting Profitability

The following table summarizes the impact of certain items on net sales and operating income for the three- and nine-months ended September 30, 2016 and 2015:

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
(In Thousands)	2016	2015	2016	2015

Included in Net Sales:
Accelerated recognition of deferred revenue	$—	$—	$4,963	$39,761

Included in Operating Expenses:
• “modified Dutch auction” stock repurchase expenses	$—	$—	$(1,556)	$—
• American Fruits & Flavors transaction expenses	—	—	(4,483)	—
• The Coca-Cola Company transaction expenses	—	(292)	—	(15,426)
• Distributor termination costs	(4,712)	(2,471)	(33,413)	(220,658)
• Expenditures related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks	(4,904)	(3,432)	(14,115)	(11,828)
Gain on sale of the non-energy business	$—	$—	$—	$161,470

Net Impact on Operating Income	$(9,616)	$(6,195)	$(48,604)	$(46,681)

Investor Conference Call

The Company will host an investor conference call today, November 3, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks.  The Company’s subsidiaries also develop and market MutantTM Super Soda.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales(1)	$787,954	$756,619	$2,295,628	$2,077,131

Cost of sales	284,979	291,143	851,741	848,191

Gross profit(1)	502,975	465,476	1,443,887	1,228,940
Gross profit as a percentage of net sales	63.8%	61.5%	62.9%	59.2%

Operating expenses(2),(3)	212,600	174,038	610,277	725,205
Operating expenses as a percentage of net sales	27.0%	23.0%	26.6%	34.9%

Gain on sale of the non-energy business	—	—	—	161,470

Operating income(1),(2),(3)	290,375	291,438	833,610	665,205
Operating income as a percentage of net sales	36.9%	38.5%	36.3%	32.0%

Interest and other expense, net	(1,037)	(3,362)	(651)	(3,144)

Income before provision for income taxes(1),(2),(3)	289,338	288,076	832,959	662,061

Provision for income taxes	97,695	113,502	293,221	254,070
Income taxes as a percentage of income before taxes	33.8%	39.4%	35.2%	38.4%

Net income(1),(2),(3)	$191,643	$174,574	$539,738	$407,991
Net income as a percentage of net sales	24.3%	23.1%	23.5%	19.6%

Net income per common share:*
Basic	$1.01	$0.85	$2.72	$2.22
Diluted	$0.99	$0.84	$2.67	$2.17

Weighted average number of shares of common stock and common stock equivalents:*
Basic	190,379	205,051	198,073	184,098
Diluted	194,431	208,094	202,093	188,131

Case sales (in thousands) (in 192-ounce case equivalents)	82,767	81,274	242,994	207,090
Average net sales per case(4)	$9.45	$9.31	$9.40	$10.03

(1)Includes $8.4 million and $8.2 million for the three-months ended September 30, 2016 and 2015, respectively, related to the recognition of deferred revenue. Includes $28.6 million and $54.7 million for the nine-months ended September 30, 2016 and 2015, respectively, related to the recognition of deferred revenue.  There was no accelerated amortization of deferred revenue for the three-months ended September 30, 2016 and 2015, respectively. Included in $28.6 million recognition of deferred revenue for the nine-months ended September 30, 2016, is $5.0 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the nine-months ended September 30, 2016. Included in the $54.7 million recognition of deferred revenue for the nine-months ended September 30, 2015, is $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the nine-months ended September 30, 2015.

(2) Includes $4.7 million and $2.5 million for the three-months ended September 30, 2016 and 2015, respectively, related to distributor termination costs. Includes $33.4 million and $220.7 million for the nine-months ended September 30, 2016 and 2015, respectively, related to distributor termination costs.

(3)Includes $4.5 million for the nine-months ended September 30, 2016 of American Fruits & Flavors transaction expenses. There were no American Fruit & Flavors transaction expenses incurred for the three-month ended September 30, 2016. Includes $0.3 million and $15.4 million for the three- and nine-months ended September 30, 2015, respectively of The Coca-Cola Company transaction expenses. Includes $1.6 million for the nine-months ended September 30, 2016 of  modified Dutch auction stock repurchase expenses.  There were no “modified Dutch auction” stock repurchase expenses during the three-months ended September 30, 2016.

(4)Excludes Other segment net sales of $5.7 million and $12.1 million for the three- and nine-months ended September 30, 2016 representing third-party sales of American Fruits & Flavors as these sales do not have unit case equivalents.

*Three-for-one Stock Split

On October 11, 2016, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), from 240,000,000 shares to 1,250,000,000 shares.

On October 14, 2016, the Company announced that its Board of Directors approved a 3-for-1 stock split of its Common Stock to be effected in the form of a 200 percent stock dividend. The additional shares will be distributed on November 9, 2016 to stockholders of record at the close of business (Eastern Time) on October 26, 2016. The Company anticipates its Common Stock to begin trading at the split-adjusted price on November 10, 2016.

The following pro-forma earnings per share information has been adjusted retroactively to reflect the stock split:

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$191,643	$174,574	$539,738	$407,991

Net income per common share:*
Basic	$0.34	$0.28	$0.91	$0.74
Diluted	$0.33	$0.28	$0.89	$0.72

Weighted average number of shares of common stock and common stock equivalents:*
Basic	571,138	615,153	594,219	552,294
Diluted	583,293	624,282	606,280	564,393

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$341,526	$2,175,417
Short-term investments	257,653	744,610
Accounts receivable, net	467,348	352,955
The Coca-Cola Company transaction receivable	125,000	125,000
Inventories	167,840	156,121
Prepaid expenses and other current assets	35,016	26,967
Prepaid income taxes	155,641	18,462
Total current assets	1,550,024	3,599,532

INVESTMENTS	9,519	15,348
PROPERTY AND EQUIPMENT, net	144,625	97,354
DEFERRED INCOME TAXES	142,116	140,468
GOODWILL	1,283,643	1,279,715
OTHER INTANGIBLE ASSETS, net	1,080,813	427,986
OTHER ASSETS	25,691	10,874
Total Assets	$4,236,431	$5,571,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$172,159	$144,763
Accrued liabilities	91,819	81,786
Accrued promotional allowances	140,952	115,530
Accrued distributor terminations	5,650	11,018
Deferred revenue	34,407	32,271
Accrued compensation	21,820	22,159
Income taxes payable	5,835	2,750
Total current liabilities	472,642	410,277

DEFERRED REVENUE	365,389	351,590

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 207,384 shares issued and 190,426 outstanding as of September 30, 2016; 207,019 shares issued and 202,900 outstanding as of December 31, 2015	1,037	1,035
Additional paid-in capital	4,036,204	3,991,857
Retained earnings	1,934,601	1,394,863
Accumulated other comprehensive loss	(14,534)	(21,878)
Common stock in treasury, at cost; 16,958 and 4,119 shares as of September 30, 2016 and December 31, 2015, respectively	(2,558,908)	(556,467)
Total stockholders’ equity	3,398,400	4,809,410
Total Liabilities and Stockholders’ Equity	$4,236,431	$5,571,277